Exhibit 3.153

BYLAWS

OF

Lancaster Hospital Corporation

(the “Corporation”)

ARTICLE I

PURPOSE AND OBJECTIVES

Section 1.1. Corporate Purpose. Lancaster Hospital Corporation, a California corporation, (the “Corporation”), d/b/a Lancaster Community Hospital (the “Hospital”) is a proprietary acute care hospital. The role and purpose of the Hospital is to provide a structure in which qualified medical professionals can provide quality and cost effective health care to patients treated within the Hospital’s structure.

Section 1.2. Offices. The principal business office of the Corporation shall be at 515 W. Greens Rd., Suite 800, Houston, Texas 77067. The Corporation may have such other offices within or without the State of Texas as the Board of Directors may from time to time establish.

ARTICLE II

CAPITAL STOCK

Section 2.1. Certificate Representing Shares. Shares of the classes of capital stock of the Corporation shall be represented by certificates in such form or forms as the Board of Directors may approve; provided that, such form or forms shall comply with all applicable requirements of law and of the Articles of Incorporation. Such certificates shall be signed by the President or a vice president and by the secretary or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or imprinted or otherwise marked with a facsimile of such seal. In the case of any certificate countersigned by any transfer agent or registrar, provided such countersigner is not the Corporation itself or an employee thereof, the signature of any or all of the foregoing officers of the Corporation may be represented by a printed facsimile thereof. If any officer whose signature, or a facsimile thereof, shall have been set upon any certificate shall cease, prior to the issuance of such certificate, to occupy the position in right of which his signature, or facsimile thereof, was so set upon such certificate, the Corporation may nevertheless adopt and issue such certificate with the same effect as if such officer occupied such position as of such date of issuance; and, issuance and delivery of such certificate by the Corporation shall constitute adoption thereof by the Corporation. The certificates shall be consecutively numbered, and as they are issued, a record of such issuance shall be entered in the books of the Corporation.

Corporate Bylaws-Lancaster	1

Section 2.2. Stock Certificate Book and Shareholders of Record. The secretary of the Corporation shall maintain, among other records, a stock certificate book, the stubs in which shall set forth the names and addresses of the holders of all issued shares of the Corporation, the number of shares held by each, the number of certificates representing such shares, the date of issue of such certificates, and whether or not such shares originate from original issue or from transfer. The names and addresses of shareholders as they appear on the stock certificate book shall be the official list of shareholders of record of the Corporation for all purposes. The Corporation shall be entitled to treat the holder of record of any shares as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or any rights deriving from such shares on the part of any other person, including, but without limitation, a purchaser, assignee, or transferee, unless and until such other person becomes the holder of record of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such other person.

Section 2.3. Shareholder’s Change of Name or Address. Each shareholder shall promptly notify the secretary of the Corporation, at its principal business office, by written notice sent by certified mail, return receipt requested, of any change in name or address of the shareholder from that as it appears upon the official list of shareholders of record of the Corporation. The secretary of the Corporation shall then enter such changes into all affected Corporation records, including, but not limited to, the official list of shareholders of record.

Section 2.4. Transfer of Stock. The shares represented by any certificate of the Corporation are transferable only on the books of the Corporation by the holder of record thereof or by his duly authorized attorney or legal representative upon surrender of the certificate for such shares, properly endorsed or assigned. The Board of Directors may make such rules and regulations concerning the issue, transfer, registration, and replacement of certificates as they deem desirable or necessary.

Section 2.5. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents or registrars of the shares, or both, and may require all share certificates to bear the signature of a transfer agent or registrar, or both.

Corporate Bylaws-Lancaster	2

Section 2.6. Lost, Stolen, or Destroyed Certificates. The Corporation may issue a new certificate for shares of stock in the place of any certificate theretofore issued and alleged to have been lost, stolen or destroyed; but, the Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to furnish an affidavit as to such loss, theft, or destruction and to give a bond in such form and substance, and with such surety or sureties, with fixed or open penalty, as the Board may direct, in order to indemnify the Corporation and its transfer agents and registrars, if any, against any claim that may be made on account of the alleged loss, theft or destruction of such certificate.

Section 2.7. Fractional Shares. Only whole shares of the stock of the Corporation shall be issued. In case of any transaction by reason of which a fractional share might otherwise be issued, the directors, or the officers in the exercise of powers delegated by the directors, shall take such measures consistent with the law, the Articles of Incorporation and these Bylaws, including (for example, and not by way of limitation) the payment in cash of an amount equal to the fair value of any fractional share, as they may deem proper to avoid the issuance of any fractional share.

Section 2.8. Dividends. Dividends on the outstanding shares of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid by the Corporation in cash, in property, or in the Corporation’s own shares, but only out of the surplus of the Corporation, except as otherwise allowed by law. Subject to limitations upon the authority of the Board of Directors imposed by law or by the Articles of Incorporation, the declaration of and provision for payment of dividends shall be at the discretion of the Board of Directors.

Section 2.9. Endorsement of Stock Certificates. Subject to the specific directions of the Board of Directors, any share or shares of stock issued by any corporation and owned by the Corporation, including reacquired shares of the Corporation’s own stock, may, for sale or transfer, be endorsed in the name of the Corporation by the President or any vice president; and such endorsement may be attested or witnessed by the secretary or any assistant secretary either with or without the affixing thereto of the corporate seal.

ARTICLE III

THE SHAREHOLDERS

Section 3.1. Annual Meeting. The annual meeting of the shareholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at the principal office of the Corporation, at 2:00 p.m. local time, on the second Friday in April of each year unless such day is a legal holiday, in which case such meeting shall be held at such hour on the first day thereafter which is

Corporate Bylaws-Lancaster	3

not a legal holiday, or at such other place and time as may be designated by the Board of Directors. Failure to hold any annual meeting or meetings shall not work a forfeiture or dissolution of the Corporation.

Section 3.2. Special Meetings. Except as otherwise provided by law or by the Articles of Incorporation, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the president, any one of the directors, or the holders of not less than one-tenth of all the shares having voting power at such meeting, and shall be held at the principal office of the Corporation or at such other place, and at such time, as may be stated in the notice calling such meeting. Business transacted at any special meeting of shareholders shall be limited to the purpose stated in the notice of such meeting given in accordance with the terms of Section 3.3.

Section 3.3. Notice of Meetings; Waiver. Written or printed notice of each meeting of shareholders, stating the place, day, and hour of any meeting and, in case of a special shareholders’ meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of such meeting, either personally or by mail, by or at the direction of the president, the secretary, or the persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Such further or earlier notice shall be given as may be required by law. The signing by a shareholder of a written waiver of notice of any shareholders’ meeting, whether before or after the time stated in such waiver, shall be equivalent to the receiving by him of all notice required to be given with respect to such meeting. Attendance by a person at a shareholders’ meeting shall constitute a waiver of notice of such meeting except when a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. No notice of any adjournment of any meeting shall be required.

Section 3.4. Closing of Transfer Books and Fixing Record Date. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date shall be as follows: the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the

Corporate Bylaws-Lancaster	4

first written consent is expressed; and, the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 3.5. Voting List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to lawful inspection by any shareholder at any time during the usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. Failure to comply with this section shall not affect the validity of any action taken at such meeting.

Section 3.6. Quorum and Officers. Except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws, the holders of a majority of the shares entitled to vote and represented in person or by proxy shall constitute a quorum at a meeting of shareholders, but the shareholders present at any meeting, although representing less than a quorum, may from time to time adjourn the meeting to some other day and hour, without notice other than announcement at the meeting. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. The vote of the holders of a majority of the shares entitled to vote and thus represented at a meeting at which a quorum is present shall be the act of the shareholders’ meeting, unless the vote of a greater number is required by law. The Chairman of the Board shall preside at, and the secretary shall keep the records of, each meeting of shareholders, and in the absence of either such officer, his duties shall be performed by any other officer authorized by these Bylaws or any person appointed by resolution duly adopted at the meeting.

Section 3.7. Voting at Meetings. Each outstanding share shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders except to the extent that the Articles of Incorporation or the laws of the State of California provide otherwise.

Section 3.8. Proxies. A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Corporate Bylaws-Lancaster	5

Section 3.9. Balloting. All elections of directors shall be by written ballot. Upon the demand of any shareholder, the vote upon any other question before the meeting shall be by ballot. At each meeting, inspectors of election may be appointed by the presiding officer of the meeting; and, at any meeting for the election of directors, inspectors shall be so appointed on the demand of any shareholder present or represented by proxy and entitled to vote in such election of directors. No director or candidate for the office of director shall be appointed as such inspector. The number of votes cast by shares in the election of directors shall be recorded in the minutes.

Section 3.10. Voting Rights. Except as provided otherwise by the Articles of Incorporation or these Bylaws, each outstanding share of common stock shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders. In the case of any contested election for any directorship, the candidate for such position receiving a plurality of the votes cast in such election shall be elected to such position, unless provided otherwise in the Articles of Incorporation or these Bylaws.

Section 3.11. Record of Shareholders. The Corporation shall keep at its principal business office, or the office of its transfer agents or registrars, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each.

Section 3.12. Action Without Meeting. Any action required to be taken at an annual or special meeting of shareholders of the Corporation, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the shareholders entitled to vote with respect to the subject matter thereof who have not less than the minimum number of votes that would be necessary to take such action at a meeting at which all of the shareholders holding all of the shares entitled to vote on the action were present and voted, and such consent shall have the same force and effect as a vote of the shareholders. The consent may be in more than one counterpart so long as each shareholder signs one of the counterparts. Notice of any action taken or to be taken by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action, as required by law.

Every written consent shall bear the date of signature of each shareholder who signs the consent. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the Corporation’s principal place of business shall be addressed to the President or principal executive officer of the Corporation.

Corporate Bylaws-Lancaster	6

ARTICLE III-A

GOVERNANCE STRUCTURE

OF THE CORPORATION

Section 3-A.1. Governance Structure. Subject to the provisions of the Articles of Incorporation, the organizational structure of governance shall be two tier, consisting of a board of directors and a board of trustees, each as described in these Bylaws.

Section 3-A.2. Board of Directors. There shall be a Board of Directors who shall hold the ultimate authority for the business and affairs of the Corporation, and all corporate power shall be exercised by or under the direction of the Board of Directors. Provisions respecting the Board of Directors are set forth below, particularly in Article IV of these Bylaws.

Section 3-A.3. Board of Trustees. There shall be a Board of Trustees appointed by the Board of Directors, which shall act as a local governing body for the Hospital to effect community involvement within the Hospital’s leadership. Provisions respecting the Board of Trustees are set forth below, particularly in Article VII of these Bylaws.

Section 3-A.4. Resignations. Any director, trustee or officer of the Corporation may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the president or secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

ARTICLE IV

THE BOARD OF DIRECTORS

Section 4.1. Number, Qualifications, and Term. The business and affairs of the Corporation shall be managed and controlled by the Board of Directors; and, subject to any restrictions imposed by law, by the Articles of Incorporation, or by these Bylaws, the Board of Directors may exercise all the powers of the Corporation. The initial Board of Directors shall consist of the number of Directors named in the Articles of Incorporation. Thereafter, the number of Directors to be elected shall be fixed and determined by resolution adopted by the Board of Directors from time to time or by the shareholders at the annual meeting. The number of Directors may be increased or decreased from time to time as provided in these Bylaws, provided that no decrease shall effect a shortening of the term of any incumbent director. Directors need not be residents of California or shareholders of the Corporation absent provision to the contrary in the Articles of Incorporation or laws of the California. Except as otherwise provided in Section 4.3 of these Bylaws, each position on the Board of Directors shall be filled by

Corporate Bylaws-Lancaster	7

election at the annual meeting of shareholders. Any such election shall be conducted in accordance with Section 3.10 of these Bylaws. Each person elected as a director shall hold office until his successor is duly elected and qualified or until his earlier resignation or removal in accordance with Section 4.2 of these Bylaws.

Section 4.2. Removal. Any director or the entire Board of Directors may be removed from office, with or without cause, at any special meeting of shareholders by the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at such meeting, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting. If the notice calling such meeting so provided, the vacancy caused by such removal may be filled at such meeting by the affirmative vote of a majority in number of the shares of the shareholders present in person or by proxy and entitled to vote.

Section 4.3. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors comprise less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any position on the Board of Directors to be filled by reason of an increase in the number of directors shall be filled by the vote of a majority of the directors, election at an annual meeting of the shareholders, or at a special meeting of shareholders duly called for such purpose, provided that the Board of Directors may fill no more than two such directorships during the period between any two successive annual meetings of shareholders.

Section 4.4. Regular Meetings. Regular meetings of the Board of Directors shall be held immediately following each annual meeting of shareholders, at the place of such meeting, and at such other times and places as the Board of Directors shall determine. No notice of any kind of such regular meetings need be given to either old or new members of the Board of Directors.

Section 4.5. Special Meetings. Special meetings of the Board of Directors shall be held at any time by call of the Chairman of the Board, the president, the secretary, or any one director. The secretary shall give notice of each special meeting to each director at his usual business or residence address by mail at least three days before the meeting or by telegraph or telephone at least one day before such meeting. Except as otherwise provided by law, by the Articles of Incorporation, or by these Bylaws, such notice need not specify the business to be transacted at, or the purpose of, such meeting. No notice shall be necessary for any adjournment of any meeting. The signing of a written waiver of notice of any special meeting by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the receiving of such notice. Attendance of a director at a meeting shall also constitute a waiver of notice of such meeting, except where a director attends a meeting for the express and announced purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Corporate Bylaws-Lancaster	8

Section 4.6. Quorum. A majority of the number of directors fixed in the manner provided by these Bylaws shall constitute a quorum for the transaction of business and the act of not less than a majority of such quorum of the directors shall be required in order to constitute the act of the Board of Directors, unless the act of a greater number shall be required by law, by the Articles of Incorporation or by these Bylaws.

Section 4.7. Procedure at Meetings. The Board of Directors, at each regular meeting held immediately following the annual meeting of shareholders, shall appoint one of their members as Chairman of the Board of Directors. The Chairman of the Board shall preside at meetings of the Board. In his absence at any meeting, any officer authorized by these Bylaws or any member of the Board selected by the members present shall preside. The secretary of the Corporation shall act as secretary at all meetings of the Board. In his absence, the presiding officer of the meeting may designate any person to act as secretary. At meetings of the Board of Directors, the business shall be transacted in such order as the Board may from time to time determine.

Section 4.8. Presumption of Assent. Any director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 4.9. Action Without a Meeting. Any action required by statute or permitted to be taken at a meeting of the directors of the Corporation, or of any committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all directors or all committee members as the case may be, and such consent shall have the same force and effect as a unanimous vote of the directors or the committee. Such signed consent, or a signed copy thereof, shall be filed with the minutes of the proceedings of the Board or committee.

Section 4.10. Compensation. Directors as such shall not receive any stated salary for their service, but by resolution of the Board of Directors, a fixed sum and reimbursement for reasonable expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or at any meeting of the executive committee of directors, if any, to which such director may be elected in accordance with the following Section 4.11; but, nothing herein shall preclude any director from serving the Corporation in any other capacity or receiving compensation therefor.

Section 4.11. Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of directors fixed by these Bylaws, may designate an

Corporate Bylaws-Lancaster	9

executive committee, which committee shall consist of two or more of the directors of the Corporation. Such executive committee may exercise such authority of the Board of Directors in the business and affairs of the Corporation as the Board of Directors may by resolution duly delegate to it except as prohibited by law. The designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law. Any member of the executive committee may be removed by the Board of Directors by the affirmative vote of a majority of the number of directors fixed by the Bylaws whenever in the judgment of the Board the best interests of the Corporation will be served thereby. The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The minutes of the proceedings of the executive committee shall be placed in the minute book of the Corporation.

Section 4.12. Other Committees. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may appoint one or more committees of two or more directors each. Such committees may exercise such authority of the Board of Directors in the business and affairs of the Company as the Board of Directors may, by resolution duly adopted, delegate, except as prohibited by law. The designation of any committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed on it or him by law. Any member of a committee may be removed at any time by the Board of Directors. Members of any such committees shall receive such compensation as may be approved by the Board of Directors and will be reimbursed for reasonable expenses actually incurred by reason of membership on a committee.

Section 4.13. Meetings by Telephone. Subject to the provisions required or permitted by these Bylaws or the laws of the State of California for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold any meeting required or permitted under these Bylaws by telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such a meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Corporate Bylaws-Lancaster	10

ARTICLE V

OFFICERS OF THE CORPORATION

Section 5.1. Number. The officers of the Corporation shall consist of a Chairman of the Board (if the Board of Directors determines the election of such officer is appropriate), a president, a chief financial officer, one or more vice presidents, a secretary, a treasurer; and, in addition, such other officers and assistant officers and agents as may be deemed necessary or desirable. Officers shall be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person. In its discretion, the Board of Directors may leave unfilled any office except those of president and secretary.

Section 5.2. Election; Term; Qualification. Officers shall be chosen by the Board of Directors annually at the meeting of the Board of Directors following the annual shareholders’ meeting. Each officer shall hold office until his successor has been chosen and qualified, or until his death, resignation, or removal.

Section 5.3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby; but, such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights.

Section 5.4. Vacancies. Any vacancy in any office for any cause may be filled by the Board of Directors at any meeting.

Section 5.5. Duties. The officers of the Corporation shall have such powers and duties, except as modified by the Board of Directors, as generally pertain to their offices, respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors and by these Bylaws. Unless so authorized by the Board of Directors or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement, or to pledge its credit or to render it pecuniarily liable for any purpose or in any amount.

Section 5.6. Chairman of the Board. The Chairman of the Board (if one be elected and serving) may be designated by the Board as the chief executive officer of the Corporation. If so designated, he shall have general and active management of the business of the Corporation. The Chairman of the Board shall preside at all meetings of shareholders and the Board of Directors, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall have such other authority and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 5.7. The President. The president shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject

Corporate Bylaws-Lancaster	11

however, to the control of the Board of Directors. He shall at each annual meeting, and from time to time, report to the shareholders and to the Board of Directors all matters within his knowledge which, in his opinion, the interest of the Corporation may require to be brought to the notice of such persons. He may sign, with the secretary or an assistant secretary, any or all certificates of stock of the Corporation. He may on behalf of the Corporation, unless expressly restricted or otherwise directed by the Board prior thereto, vote and execute proxies for shares or other interests in other domestic or foreign corporations, associations or partnerships, which may be owned by the Corporation from time to time. He shall preside at all meetings of the shareholders, may sign and execute in the name of the Corporation (i) all contracts or other instruments authorized by the Board of Directors, and (ii) all contracts or instruments in the usual and regular course of business, except in cases when the signing and execution thereof shall be expressly delegated or permitted by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation; and, in general, shall perform all duties incident to the office of president, and such other duties as from time to time may be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

Section 5.8. The Vice Presidents. At the request of the president, or in his absence or disability, the vice presidents, in the order of their election, shall perform the duties of the president, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the president. Any action taken by a vice president in the performance of the duties of the president shall be conclusive evidence of the absence or inability to act of the president at the time such action was taken. The vice presidents shall perform such other duties as may, from time to time, be assigned to them by the Board of Directors or the president. A vice president may sign, with the secretary or an assistant secretary, certificates of stock of the Corporation.

Section 5.9. Secretary. The secretary shall keep the minutes of all meetings of the shareholders, of the Board of Directors, in one or more books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. He shall be custodian of the corporate records and of the seal (if any) of the Corporation and see, if the Corporation has a seal, that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; shall have general charge of the stock certificate books, transfer books and stock ledgers, and such other books and papers of the Corporation as the Board of Directors may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the office of the Corporation during business hours; and in general shall perform all duties and exercise all powers incident to the office of the secretary and such other duties and powers as the Board of Directors or the president from time to time may assign to or confer on him.

Section 5.10. Treasurer. The treasurer shall keep complete and accurate records of account, showing at all times the financial condition of the Corporation. She shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Corporation. She shall furnish at meetings

Corporate Bylaws-Lancaster	12

of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation, and shall perform such other duties as these Bylaws may require or the Board of Directors may prescribe.

Section 5.11. Assistant Officers. Any assistant secretary or assistant treasurer appointed by the Board of Directors shall have power to perform, and shall perform, all duties incumbent upon the secretary or treasurer of the Corporation, respectively, subject to the general direction of such respective officers, and shall perform such other duties as these Bylaws may require or the Board of Directors may prescribe.

Section 5.12. Salaries. The salaries or other compensation of the officers shall be fixed from time to time by the Board of Directors. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director of the Corporation.

Section 5.13. Bonds of Officers. The Board of Directors may secure the fidelity of any officer of the Corporation by bond or otherwise, on such terms and with such surety or sureties, conditions, penalties or securities as shall be deemed proper by the Board of Directors.

Section 5.14. Delegation. The Board of Directors may delegate temporarily the powers and duties of any officer of the Corporation, in case of his absence or for any other reason, to any other officer, and may authorize the delegation by any officer of the Corporation of any of his powers and duties to any agent or employee, subject to the general supervision of such officer.

ARTICLE VI

BOOKS, RECORDS, FISCAL MATTERS

Section 6.1. Books and Records. The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and Board of Directors, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each.

Section 6.2. Corporate Seal. The corporate seal, if any, shall be in such form as the Board of Directors shall approve, and such seal, or a facsimile thereof, may be impressed on, affixed to, or in any manner reproduced upon, instruments of any nature required to be executed by officers of the Corporation.

Section 6.3. Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officers or employees of the Corporation as shall from time to time be authorized pursuant to these Bylaws or by resolution of the Board of Directors.

Corporate Bylaws-Lancaster	13

Section 6.4. Depositories. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks or other depositories as the Board of Directors may from time to time designate, and upon such terms and conditions as shall be fixed by the Board of Directors. The Board of Directors may from time to time authorize the opening and maintaining within any such depository as it may designate, of general and special accounts, and may make such special rules and regulations with respect thereto as it may deem expedient.

Section 6.5. Fiscal Year. The fiscal year of the Corporation shall begin and end on such dates as the Board of Directors at any time shall determine.

ARTICLE VII

BOARD OF TRUSTEES

Section 7.1 Purpose: Authority;

A. The Board of Directors shall appoint a local governing body for the Hospital, to be known as the Board of Trustees to effect community involvement within the Hospital’s leadership. The functions, authority and duration of the Board of Trustees shall be as directed from time to time by the Board of Directors, consistent with the Articles of Incorporation, these Bylaws, applicable laws and regulations, and the standards of the Joint Commission on the Accreditation of Healthcare Organizations (“JCAHO”) if Hospital has applied for such accreditation. The primary responsibility and purpose of the Board of Trustees of the Hospital is to maintain the delivery of quality and cost effective healthcare that is responsive to the needs of the community, and the authority granted the Board of Trustees herein shall be utilized in a manner to implement its primary responsibility.

B. The Board of Trustees derives its authority as specifically set forth herein from the Board of Directors of the Corporation. The Board of Trustees shall be responsible for the operation of the Hospital in manner commensurate with quality patient care. The Board of Trustees shall act as an advisory board to the Board of Directors and shall have only those powers and duties as are designed by these Bylaws. The Board of Trustees shall not have the power to buy or sell property. The Board of Trustees shall not have any authority in those matters which by law must be the responsibility of the Corporation or the Board of Directors.

C. Consistent with these Bylaws, the Board of Directors requires that the Board of Trustees shall have legal authority to act for the Board of Directors, and advisory committees, and hereby designates the Board of Trustees to act for the Corporation in certain matters, including those set forth in Section 7.3 of this Article VII.

Corporate Bylaws-Lancaster	14

Section 7.2 Number, Tenure and Qualifications. The number of members (“Trustees”) on the Board of Trustees of the Hospital shall be no less than five (5) and no more than eleven (11) but may be increased or decreased by amendment of these Bylaws by the Board of Directors. The actual number of Trustees may be established by the Board of Directors. The members of the Board of Trustees shall include (a) the President of the Hospital; (b) the Chief of the Medical Staff of the Hospital; (c) at least one (1) other physician of demonstrated competence who is a resident of the community, a member in good standing on the Active Medical Staff of the Hospital, representative of the Medical Staff, actively interested in the Hospital and able to participate effectively in fulfilling the responsibilities of a Trustee; and (d) one (1) person designated by the Corporation. The remaining Trustees shall have demonstrated competence in their vocation, have an active interest in the Hospital, be able to participate in fulfilling the responsibilities of a Trustee and shall broadly represent the community served by the Hospital. The term of each Trustee named in (a) (b) and (d) above of this Section 7.2 shall be the period for which they hold their named offices. The Trustees named in (c) above, and the remaining Trustees shall have staggered terms of three years each. Each Trustee shall have one vote.

Section 7.3 Responsibilities of the Board of Trustees.

A. The Board of Trustees shall manage the business and affairs of the Hospital, and corporate powers shall be exercised under the direction of the Board of Directors. The Board of Trustees shall be responsible for providing the framework for planning the healthcare services of the Hospital, establishing policy, maintaining quality patient care and providing for institutional management and planning.

B. The Board of Trustees shall cause the:

1. development of a Hospital mission and vision statement reflective of the Hospital’s values and role in the provision of care within the community, and the revision of such mission statement as necessary;

2. assessment of the needs of the Hospital’s patients and other internal and external users of the Hospital’s services and development of a Hospital culture focusing on improving performance in the delivery of care within the Hospital;

3. establishment, support, and maintenance of a safety management program based on applicable law and regulation;

4. consideration by Hospital leadership of the related groups of interdependent processes that affect health outcomes in its planning process;

Corporate Bylaws-Lancaster	15

5. Hospital leadership to prepare and maintain adequate medical records for all Hospital patients;

6. responsible person for each basic and supplemental medical and business service to develop written policies (and procedures for the maintenance of such policies) and further, that each such policy be submitted to the Board of Trustees for approval;

7. administrative and medical staff leadership to identify expectations and plans, and manage processes which measure, assess and improve the performance of the Hospital management;

8. development, in conjunction with administration, both short and long term plans, for annual capital and operating budgets, and a strategic plan, such that the Hospital may effectively service the community;

9. president to organize, integrate, direct and staff patient care and support services in a manner commensurate with the scope of services offered at the Hospital;

C. In addition, the Board of Trustees shall:

1. render decisions affecting Medical Staff membership, privileges, appointment and reappointment of physicians and other practitioners including allied health staff;

2. review the personnel policies and procedures of the Hospital at least every three (3) years, and the medical staff bylaws and these bylaws at least every two (2) years;

3. develop and approve a written statement of the qualifications, authority, and duties of the president;

4. review, as necessary, the quality of service rendered by contract physicians and other professional service contracts within the Hospital’s quality improvement (performance improvement) program;

5. review and make recommendations on any contractual matter referred to it by the Board of Directors regarding the Hospital, subject to the Board of Directors, through itself or a designee, final authority with respect to all contracts affecting the Hospital;

Corporate Bylaws-Lancaster	16

6. provide direction to the Hospital’s leadership and medical staff such that all reasonable and necessary steps be taken for meeting JCAHCO accreditation standards, so ads to be in compliance with (1) the conditions of participation in the medicare program and (2) all applicable federal, state and local laws; and

7. ascertain that the administrative assistance reasonably necessary to support and facilitate the above activities are available and participate in policy decisions affecting the Hospital.

Section 7.4 Election. By January 1 of each year, the Board of Directors shall fill the position of any Trustee whose term has expired, by appointing qualified individuals to serve as members of the Board of Trustees. A Trustee shall serve until his successor has been appointed and such appointment has become effective. Trustees may be removed from office and replaced by the Board of Directors at any time.

Section 7.5. Regular Meetings. A regular meeting of the Board of Trustees shall be held at least quarterly at a time and place designated by the Chairman of the Board of the Trustees in the notice. Except as otherwise provided in these Bylaws, all meetings shall be conducted pursuant to Roberts Rules of Orders, as amended.

Section 7.6. Special Meetings. Special meetings of the Board of Trustees may be called by at the request of the Chairman of the Board of Trustees or any two (2) Trustees. Unless otherwise designated by the Chairman of the Board, special meetings shall be held at the Hospital.

Section 7.7. Notice. Notice of any regular or special meeting of the Board of Trustees 7 shall be given at least three (3) days prior thereto by written noticed delivered personably or mailed to each Trustee at his/her business address, or by transmitting a facsimile copy. If mailed, such notice shall be deemed to be delivered upon the expiration of three (3) days after it is deposited for mailing in a receptacle provided for such purpose by the United States Post Office, or when received by the Trustee, whichever is earlier. A Trustee may waive notice of any meeting, and attendance by a Trustee at a meeting shall constitute a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special; meeting of the Board of Trustees need be specified in the notice, or waiver of notice of such meeting.

Section 7.8. Quorum A majority of the Board of Trustees shall constitute a quorum for the transaction of business at a regular or special meeting of the Board of Trustees; provided that, if less than a majority of the Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice.

Corporate Bylaws-Lancaster	17

Section 7.9 Attendance by Trustees. Each member of the Board of Trustees shall be required to attend at least fifty percent (50%) of all regular meetings each year. Unless excused for cause, the failure to meet the attendance requirements shall be grounds for revocation of Board of Trustees membership.

Section 7.10 Board of Directors Representation. One or more representatives designated by the Board of Directors (in addition to the President who shall be a Trustee pursuant to Section 7.2) shall be entitled to attend each regular and special meeting of the Board of Trustees.

Section 7.11. Vacancies A vacancy occurring in the Board of Trustees may be filled by appointment at an annual meeting or at a special meeting of the Board of Directors. A Trustee elected to fill a vacancy shall be appointed for the unexpired term of his/her predecessor in office.

Section 7.12. Conflict of Interest It is the policy of the Board of Trustees that, except for representatives of the Corporation’s parent corporation and Hospital employees, no Trustee or his or her immediate family member may directly or indirectly own or control more than a five percent (5%) financial interest in the Hospital. Additionally, all Trustees shall disclose his or her ownership or control in the Hospital and the Corporation, and shall avoid any conflicts of interest pertaining to any decision or matter before the Board of Trustees in which a Trustees or his or her immediate family member, has a conflict or potential conflict of interest, financial or otherwise. A form of the Conflict of Interest Statement.—is attached hereto as “Attachment A.”

Section 7.13. Orientation and Evaluation. The Board of Trustees, through its President, shall provide resources necessary to enable all members of the Board of Trustees to understand and fulfill their responsibilities. An annual orientation program shall be conducted, as well as continuing education as may be appropriate from time to time. The Board of Trustees shall review and evaluate its performance annually. It shall also designate a mechanism for monitoring the performance of the Hospital’s President/CEO.

ARTICLE VIII

OFFICERS OF THE BOARD OF TRUSTEES

Section 8.1. Officers of the Board of Trustees. The officers of the Board of Trustees shall be a Chairman, a Vice Chairman and a Secretary.

Section 8.2. Election & Term of Office. The officers of the Board of Trustees, except the Secretary, who shall be the President of the Hospital, shall be elected annually by the Board of Trustees at the first meeting of the Board of Trustees held each election year. If the election of officers shall not be held at such meeting, such election shall be

Corporate Bylaws-Lancaster	18

held as soon thereafter as is convenient. Vacancies may be filled at any meeting of the Board of Trustees. Each officer shall hold office until his/her successor shall have been duly elected and shall have qualified or until his/her death or until he/she resigns or shall have been removed in the manner provided.

Section 8.3. Removal. Any officer or agent elected or appointed by the Board of Trustees may be removed by the Board of Trustees, subject to the approval of the Board of Directors, or by the Board of Directors, whenever in the judgment of the Board of Trustees, or the Board of Directors, as the case may be, the best interest of the Hospital would be served thereby.

Section 8.4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Trustees for the unexpired portion of the term, subject to the approval of the Board of Directors.

Section 8.5. Chairman of the Board of Trustees. The Chairman of the Board of Trustees shall be the chief executive officer of the Board of Trustees, and shall be elected from among the members of the Board of Trustees. The Chairman of the Board shall preside at all meetings of the Board of Trustees; see that all orders and resolutions of the Board of Trustees are carried into effect; assist the President in providing for the presentation of orientation and continuing education programs for the Trustees; and perform such other duties as are given to him/her by these Bylaws or as from time to time may be assigned to him/her by the Board of Trustees.

Section 8.6. Vice Chairman of the Board of Trustees. The Vice Chairman of the Board of Trustees shall perform such duties as are given to him/her by these Bylaws or as from time to time may be assigned to him/her by the Board of Trustees or the Chairman of the Board of Trustees and shall, in the absence of the Chairman of the Board of Trustees, have all the powers and responsibilities of the Chairman of the Board of Trustees.

Section 8.7. Secretary of the Board of Trustees. The Secretary shall:

A. record all the proceedings of the meeting of the Board of Trustees and any committees thereof in a book or books to be kept for that purpose;

B. cause all notices to be duly given in accordance with the provisions of these Bylaws;

C. whenever any committee shall be appointed pursuant to a resolution of the Board of Trustees, furnish the chairperson of such committee with a copy of such resolution;

D. in general, perform all duties incident to the office of the Secretary and such other duties as are given to him/her by these Bylaws or as from time to time may be assigned to him/her by the Board of Trustees or the Chairman of the Board of Trustees or the Vice Chairman of the Board of Trustees; and

Corporate Bylaws-Lancaster	19

E. advise the Board of Directors of the action taken at each meeting of the Board of Trustees and/or a Standing Committee.

ARTICLE IX

COMMITTEES OF THE BOARD OF TRUSTEES

Section 9.1. Executive Committee. An Executive Committee consisting of the officers of the Board of Trustees and the Chief of the Medical Staff shall have the power to exercise all authority delegated to the Board of Trustees during the period between the meetings of the Board of Trustees. The Executive Committee shall meet as often as necessary. Whenever it has taken action or held a meeting, the Executive Committee shall render a report of such action or meeting to the Board of Trustees at the next regular or special meeting of the Board of Trustees.

Section 9.2. Standing and Special Committees. The Committees of the Board of Trustees shall be Standing (the Board of Trustees shall act as committee of the whole), or Special (ad hoc), as authorized by the Board of Trustees and established as circumstances warrant. When the Special Committees are established, the function and responsibility of each committee shall be described in writing and provision established for:

A. the method of selecting committee members (appointed by the Chairman of the Board of Trustees);

B. the term of committee membership (as determined by the Chairman of the Board of Trustees);

C. the development of guidelines, when applicable, for appointing non-Trustees to committees (as directed by the Board of Trustees);

D. the minimum frequency of meetings and the attendance requirements (as directed by the Chairman of the Board of Trustees);

E. the frequency and type of required reports on committee activity (as directed by the Chairman of the Board of Trustees); and

F. the inclusion of the Medical Staff members on any committees that deliberates issues affecting the discharge of Medical Staff responsibilities.

Corporate Bylaws-Lancaster	20

Section 9.3. Liaison, Accreditation, Disaster and Long Range Planning & Performance Improvement Functions. The Board of Trustees has, within its own composition, substantial Medical Staff representation through the members of the Active Medical Staff who serve as Trustees; therefore, the Board of Trustees shall serve as a committee of the whole in the areas of medico-administrative liaison, acquisition and maintenance of JCAHO standards, National Committee on Quality Assurance (NCQA’s) standards, etc., planning for both internal and external disasters, short and long range planning for the Hospital and its evaluation. This Standing Committee’s functions shall be:

A. Liaison. It shall provide for medico-administrative liaison with the Medical Staff and the President of the Hospital relative to matters of Hospital policy and practice and shall serve as forum for discussion of matters pertaining to efficient and effective patient care.

B. Accreditation. It shall be responsible for acquisition and maintenance of JCAHO, NCQA or other appropriate accreditation. From time to time, it shall require that these accrediting agency’s forms be used as a review method to estimate the accreditation status of the Hospital and it shall supervise a trial survey during the interim year between the regularly scheduled accrediting surveys for the purposes of constructive self criticism. It shall identify areas of suspected noncompliance with standards and shall make recommendations to the President of the Hospital for appropriate action. The Chairman of the Board of Trustees shall appoint representatives from the Board of Trustees to attend JCAHO exit interviews.

C. Disaster Planning. It shall be responsible for the development and maintenance of methods for the protection and care of Hospital patients and others at the time of internal and external disaster. Specifically, it shall:

1. adopt and periodically review a written plan to safeguard patients at the time of an internal disaster, particularly fire, and shall assure that all key personnel on each shift rehearse fire drills at least quarterly.

2. adopt and periodically review a written plan for the care, reception and evacuation of mass casualties, and shall assure that such plan is coordinated with the inpatient and outpatient services of the Hospital, and it adequately reflects developments in the Hospital’s community and the anticipated role of the Hospital in the event of disasters in nearby communities, and that the plan is rehearsed by key personnel at least twice (2) yearly; and

3. review safety committee reports and make appropriate recommendations to the President of the Hospital.

D. Planning. It shall have the responsibility for reviewing an overall plan that will include as a minimum the following features:

1. an operating budget provided by the President of the Hospital for approval by the Board of Directors;

Corporate Bylaws-Lancaster	21

2. a three (3) year capital expenditure plan that includes an identification of the anticipated sources of financing and the objectives of each proposed capital expenditure in excess of $100,000.

3. a review and updating at least annually of the overall plan and budget; and

4. establishment of a planning process within the Hospital through which areas of need are established, and specific objectives to meet these goals are set. In addition, alternative courses of action to meet these goals will be identified and provision for implementation of the plan of action and for evaluation of the effect of such actions taken. Appropriate members for Medical Staff, the administrative staff, nursing personnel and personnel from other departments, as necessary, shall be consulted, as necessary, during the development of the overall plan.

E. Performance Improvement. It shall cause through and by appropriate Medical Staff peer review committees and other Hospital committees, an ongoing Performance Improvement program which identifies and assesses problems, concerns and systems issues and make recommendations for improvement. Recommendation of such committees shall be made as provided in the Medical Staff Bylaws and other Hospital policies.

F. Evaluation. It shall annually review and evaluate the Hospital’s performance with respect to its purpose, objectives and functions.

G. Performance Appraisal. It shall cause, through a mechanism of performance appraisal and appropriate professional staff peer review, assurance of competency of all professionals and non-credentialed patient care providers. An ongoing Hospital Performance Improvement Program which identifies and assesses system wide issues will be actively supported and reviewed. The Board of Trustees shall also cause each department/service within the Hospital to review and revise all department policies and procedures as warranted. Such review and revision shall occur at least every three (3) years.

H. Risk Management. It shall address problems related to the safe delivery of medical/professional care and to the environment which pose actual or potential injury to patients, visitors, and employees through the Hospital’s Risk Management Programs.

The Board of Trustees, Administration and the Medical Staff will work to establish, maintain, and support this comprehensive integrated Performance Improvement Program. Each will ensure the institution of effective mechanisms for assessing and appropriately responding to Performance Improvement and Risk Management findings.

Corporate Bylaws-Lancaster	22

ARTICLE X

HOSPITAL ADMINISTRATION

Section 10.1 Appointment. The Board of Directors shall select, employ, and monitor the performance of a competent President of the Hospital, qualified by education and experience, who shall be responsible for the management of the Hospital.

Section 10.2. Authority and Duties. The authority and duties of the President of the Hospital shall be to:

A. assure the Hospital’s compliance with applicable law and regulation;

B. carry out all policies, including any policies concerning performance improvement or risk management, established by the Trustees and the Board of Directors;

C. provide for institutional controls protecting human, physical, financial and information resources;

D. develop and submit to the Board of Directors for approval, a plan of organization of the personnel and others concerned with the operation of the Hospital;

E. prepare an annual operating budget showing the expected receipts and expenditures;

F. select, employ, control and discharge employees, and develop and maintain personnel policies and practices for the Hospital; select other competent individuals who provide patient care services but are not credentialed by the Medical Staff;

G. supervise the business affairs of the Hospital;

H. cooperate with the Medical Staff and with all those concerned with rendering professional services, to the end that quality and cost-effective care will be rendered to patients;

I. present to the Board of Directors and the Board of Trustees or its authorized committees, periodic reports reflecting the professional service and financial activities of the Hospital, and prepare and submit special reports as may be required by the Trustees and Board of Directors;

J. attend all meetings of the Board of Trustees and committees thereof;

Corporate Bylaws-Lancaster	23

K. serve as the liaison and channel of communications for all official communications between the Trustees or any of its Committees, the Medical Staff and Board of Directors;

L. review all inspection reports of any authorized inspecting agency and to insure that the Hospital meets the standards of JCAHO, NCQA or other appropriate accreditation and standard requirements;

M. establish information support systems;

N. develop an orientation program for new Trustees, and for current Trustees, should new programs supporting the Hospital be introduced; and demonstrate the validity of the orientation by obtaining the signatures of each Trustee.

O. serve as Secretary of the Board of Trustees, and perform other duties that may be necessary in the best interest of the Hospital.

In the absence of the President of the Hospital, the Vice President/CFO will perform the duties of the President.

ARTICLE XI

MEDICAL STAFF

Section 11.1. Organization, Appointments, and Hearings.

A. The Board of Trustees shall organize the physicians and appropriate health practitioners granted membership and privileges in the Hospital into a Medical Staff under Medical Staff Bylaws. Members of the Medical Staff and others with privileges shall be periodically reviewed in accordance with the Medical Staff Bylaws, not less than every two (2) years and in accordance with Section 11.2 of this Article XI.

B. The Board of Trustees shall establish within said Medical Staff Bylaws, procedures for processing and evaluating applications for Medical Staff membership and for the granting of clinical privileges. The Board of Trustees shall require that all Medical Staff members are competent in their ability to obtain and interpret information in terms of the patient’s needs, a knowledge of growth and development and an understanding of the range of treatment needed by these patients. After consideration of recommendations of the Medical Staff relating to membership and clinical privileges, the Board of Trustees shall appoint, in a timely manner, practitioners to the Medical Staff who meet the qualifications for membership as set forth in the Medical Staff Bylaws and grant clinical privileges in accordance with these procedures.

Corporate Bylaws-Lancaster	24

C. The Medical Staff Bylaws shall contain procedures to provide a fair hearing process for an applicant to or member of the Medical Staff, including the right to be heard at each step of the process. The procedure shall also include an appeal process whereby the applicant or member shall be assured a full consideration of the case. These procedures shall be carried out as provided in the Medical Staff Bylaws. The Chairman of the Board of Trustees, for purposes of a fair hearing and appeal process, shall appoint appropriate members of the Board of Trustees to participate in such process in accordance with applicable provisions of the Medical Staff Bylaws.

D. Whenever the Board of Trustees does not concur with a recommendation of the Medical Staff in either the appointment, reappointment, or appellate review process, the Board of Trustees shall follow such appeal procedures as provided in the Medical Staff Bylaws.

E. A physician or health practitioner under contract to the Hospital in a medico-administrative position which requires membership on the Medical Staff due to the clinical nature of the duties and responsibilities of the positions, must apply for and be granted Medical Staff membership and clinical privileges in accordance with these same procedures. The termination of his/her medical Staff privileges shall likewise be carried out in accordance with these procedures including the same due process provisions unless otherwise stipulated in said contract with the Hospital. In the latter case, the contract provision shall control.

Section 11.2. Medical Care and its Evaluation

A. The Board of Trustees shall, in the exercise of its discretion and to the extent consistent with the law and accreditation agencies standards, delegate to the Medical Staff the responsibility for providing appropriate professional care for the Hospital’s patients. Every patient must be admitted by a member of the Medical Staff with appropriate admitting privileges in good standing. Every patient must remain under the primary care of a physician duly licensed by the state in which the Hospital, or that portion of the Hospital in which the patient is receiving treatment, is located and a member in good standing of the Medical Staff with appropriate authority and responsibility for the diagnosis and treatment of his/her patients within the area of his/her clinical privileges subject to such limitations as are contained herein and in the Medical Staff Bylaws and subject further, to any limitations attached to the appointment. Each applicant to and member of the Medical Staff shall be required to abide by relevant state and/or federal law, all ethical principles of his/her profession, the Medical Staff Bylaws, Rules and Regulations, and the current Hospital’s policies and Bylaws, as they may be amended from time to time, and each such applicant and member shall sign a statement to that effect.

B. The Medical Staff shall conduct a continuing review and appraisal of the quality of professional care rendered within the Hospital and the Board of Trustees shall be informed of the results of such review to assure that all patients with the same health

Corporate Bylaws-Lancaster	25

problems are receiving the same level of care at the Hospital. Additionally, the Medical Staff shall make recommendation directly to the Board of Trustees concerning appointments, reappointments, and alterations of staff status and granting of clinical privileges. All reports to the Board of Trustees shall remain confidential.

C. The Medical Staff shall make recommendations directly to the Board of Trustees concerning:

1. structure of the Medical Staff;

2. the procedures governing appointments, reappointments and alterations of staff status and granting of clinical privileges;

3. disciplinary and/or reporting actions;

4. all matters relating to professional competency and patient care; and

5. such specific matters as may be referred to it by this Board of Trustees.

Section 11.3. Bylaws, Rules and Regulations. The Medical Staff shall develop and adopt, subject to the approval of the Board of Trustees, Medical Staff Bylaws, and Rules and Regulations, consistent with Hospital policy and any other applicable requirements or laws. The Medical Staff shall be regulated by Medical Staff Bylaws and the Rules and Regulations which shall be annually reviewed, and amended as necessary, by the Medical Staff and approved by the Board of Trustees. If the Medical Staff shall fail to fulfill its duty to appropriately amend the Medical Staff Bylaws to meet legal or regulatory requirements, the Board of Trustees shall provide notice of the necessary amendments to the Medical Staff Bylaws, as appropriate. If the Medical Staff should continue to fail in its duties, the Board of Trustees shall take appropriate action to cause the Medical Staff Bylaws to meet legal and regulatory requirements.

Section 11.4. Patient Referrals. The Hospital, in consultation with the Medical Staff, shall provide a written plan for the referral of patients who are in need of psychiatric, alcohol or drug treatment which is not available within the Hospital, such as long term care or commitment of patients. All patients will be evaluated by a physician on the Medical Staff who is present within the Hospital. When a transfer to another facility is deemed necessary, it will be done in accordance with the guidelines set forth by the Consolidated Omnibus Reconciliation Act of 1986, as amended from time to time.

Section 11.6 Medical Staff Responsibility; Chief of Staff. The Medical Staff, through the Chief of Staff on behalf of the medical or professional executive committee, shall be held accountable for adopting an approach to performance improvement, that includes activities contributing to the preservation and improvement of quality of patient

Corporate Bylaws-Lancaster	26

care provided in the facility. The Chief of Staff, in addition to other duties set forth in these bylaws, shall present to the Board of Trustees a report of these activities which shall include:

A. conducting periodic meetings to implement and report on the activities and mechanisms for planning the process of improvement, setting priorities for improvement, measuring and assessing performance systematically, implementing improvement activities on the basis of that assessment, and maintaining achieved improvements. Such activities may be made in a prospective, concurrent or retrospective manner, and may include assessment of facility-wide systems, medical records or other patient care support systems.

B. review and revision of all department/service policies and procedures, when warranted; and to assure that the period between reviews does not exceed three years.

C. the credentials review and the definition and subsequent recommendations of the clinical privileges which may be appropriately granted within the Hospital and within each department; recommendations, based upon appropriate investigation, assessment of care and performance improvement activities for the granting of privileges for members of the Medical Staff, and other, if any, as specifically provided in the Medical Staff Bylaws commensurate with individual education, training, health, experience, and demonstrated ability and judgment, and for the grating of practice privileges to allied health professionals consistent with the delineation approved by the Board of Trustees of eligible categories, practice privileges, terms and conditions applicable to such individuals.

D. the provision of continuing professional education, shaped primarily by the needs identified through the continuous quality improvement activities.

E. The periodic review of utilization of the Hospital’s resources to provide for their allocation to meet the needs of patients efficiently and effectively.

F. Such other measures as the Board of Trustees may, after considering the advice of Medical Staff and other professional services and the facility administration, deem necessary for the preservation and improvement of the quality and efficiency of patient care.

ARTICLE XII

VOLUNTEER SERVICES

Section 12.1. Volunteers. The Board of Trustees recognizes and values the formation of organized volunteer services to promote quality and cost effective Hospital care and to meet the needs and comfort of patients, families, and visitors. Those needs may be met by an organized volunteer service of individuals and groups under the

Corporate Bylaws-Lancaster	27

direction of a designated employee or by the establishment of a self governing auxiliary. When individuals or organized groups perform volunteer services in within the Hospital, a mechanism for direction and control of their activities shall be established through a designated responsible employee. When an auxiliary is established, it shall, prior to the beginning of operation, adopt Bylaws setting forth its objectives and purposes. These Bylaws are subject to review and approval by the Board of Trustees.

ARTICLE XIII

INDEMNITIES

Section 13.1. Definitions. In this Article:

A “Indemnitee” means (i) any present or former director, advisory director, trustee or officer of the Corporation, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

B. “Official Capacity” means (i) when used with respect to a director, the office of Director of the Corporation, and (ii) when used with respect to a person other than a director, the elective or appointive office of the Corporation held by such person or the employment or agency relationship undertaken by such person on behalf of the Corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

C. “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

Section 13.2. Indemnification. The Corporation shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding to which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 13.1(a), if it is determined in accordance with Section 13.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Corporation’s best interests and, in all other

Corporate Bylaws-Lancaster	28

cases, that his conduct was at least not opposed to the Corporation’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event a determination is made that a person is entitled to indemnification pursuant to this Section 13.2 in connection with a Proceeding brought by or on behalf of the Corporation, such indemnification shall be limited to the reasonable expenses (including court costs and attorneys’ fees) actually incurred by the Indemnitee in connection with the Proceeding. No indemnification shall be made under this Section 13.2 in respect of any judgment, penalty, fine or amount paid in settlement in connection with any Proceeding in which such Indemnitee shall have been found liable to the Corporation. If a director is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, then indemnification can be made only if the indemnification (x) is limited to reasonable expenses and (y) shall not be made if the director is found liable for willful or intentional misconduct in performing his duties to the Corporation. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 13.2.

Section 13.3. Successful Defense. Without limitation of Section 13.2 and in addition to the indemnification provided for in Section 13.2, the Corporation shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in Section 13.1(a), if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

Section 13.4. Determinations. Any indemnification under Section 13.2 (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all directors (in which designation directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two or more directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 13.4 or, if the requisite quorum of all of the directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the directors (in which directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same

Corporate Bylaws-Lancaster	29

manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 13.4 that the director or officer has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

Section 13.5. Advancement of Expenses. Reasonable expenses (including court costs and attorneys’ fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding upon receipt by the Corporation of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Corporation under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this article. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article, the Corporation may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

Section 13.6. Employee Benefit Plans. For purposes of this Article, the Corporation shall be deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines. Action taken or omitted by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

Section 13.7 Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Corporation’s Articles of Incorporation, any law, agreement or vote of shareholders or disinterested directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any Indemnitee or under any self-insurance arrangement allowed by law, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, and (c) inure to the benefit of the heirs, executors and administrators of such a person.

Corporate Bylaws-Lancaster	30

Section 13.8. Notice. Any indemnification of or advance of expenses to a present or former director of the Corporation in accordance with this Article shall be reported in writing to the shareholders of the Corporation with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

Section 13.9. Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

Section 13.10. Continuing Offer, Reliance, etc. The provisions of this Article (i) are for the benefit of, and may be enforced by, each director and officer of the Corporation, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (i) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article in accepting and serving in any of the capacities referred to in Section 13.1(a) of this Article, (ii) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (iii) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce the provisions of this Article in accordance with their terms by any act or failure to act on the part of the Corporation.

ARTICLE XIV

AMENDMENTS

Section 14.1. Amendments. These Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the Board of Directors at any duly held meeting or by the holders of a majority of the shares of the Corporation represented at any duly held meeting of shareholders; provided that notice of such proposed action shall have been contained in the notice of any such meeting. These Bylaws shall be reviewed at least every two years and revised as necessary.

Section 14.2. Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the

Corporate Bylaws-Lancaster	31

right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE XV

CONFLICT WITH ARTICLES OF INCORPORATION

Section 15.1. Conflict with Articles of Incorporation. In the event any provision of these Bylaws conflicts with or is inconsistent with any provision of the Articles of Incorporation, the Articles of Incorporation shall be controlling and the remaining provisions of the Bylaws shall be construed so as to comply with the Articles of Incorporation.

ARTICLE XVII

NON-DISCRIMINATION

Section 16.1 Non-Discrimination. It is the firm policy of the Board of Directors and the Board of Trustees not to discriminate on the basis of race, creed, sec, age, disability, religion or national origin in the appointment of members of the Medical Staff, the employment of Hospital personnel and the admission of patients. All Medical Staff members, Board of Trustees members and Hospital personnel shall adhere to such policy.

Lancaster Hospital Corporation:

Date: 1-1-98	By:
Secretary

Corporate Bylaws-Lancaster	32